Exhibit 4.7

FOURTH AMENDMENT TO

AMENDED FIVE PERCENT (5%) CONVERTIBLE NOTE DATED SEPTEMBER 19, 2014

(Originally dated June 13, 2014)

THIS FOURTH AMENDMENT (“Fourth Amendment”) to Amended Five Percent (5%) Convertible Note dated September 19, 2014 (originally dated June 13, 2014) issued by Eurocan Holdings Ltd. (now known as Eastside Distilling, Inc.) to Crystal Falls Investments, LLC in the principal amount of $150,000 as amended by that certain First Amendment dated July 24, 2015, as further amended by that certain Second Amendment dated September 9, 2015 as further amended by that certain Third Amendment effective as of December 13, 2015, is made and entered into effective as of April 1, 2016, by and among Eastside Distilling, Inc. (f/k/a Eurocan Holdings, Ltd.), a Nevada corporation (the “Company”), and Crystal Falls Investments, LLC (“Holder”). The Company and Holder are sometimes collectively referred to herein as the “Parties” or individually as a "Party".

RECITALS

WHEREAS, on June 13, 2014, the Company issued Holder a 5% Note in the amount of $150,000, the terms of which were amended on September 19, 2014 pursuant an Amended Five Percent Convertible Note and further amended by that certain First Amendment dated July 24, 2015 and further amended by that certain Second Amendment dated September 9, 2015 and further amended by that certain Third Amendment dated as of December 13, 2015 (as amended, the “Note”). The Note is incorporated into this Fourth Amendment by this reference and all defined terms in the Note shall have the same meaning in this Fourth Amendment.

WHEREAS, the Maturity Date under the Note is April 1, 2016.

WHEREAS, the Parties desire to (i) extend the Maturity Date until May 31, 2016; (ii) provide for installment payments of principal on the terms set forth below and (iii) remove the default provision upon the Company’s incurrence of certain indebtedness.

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereto agree as follows:

AGREEMENT

1.          Incorporation of Recitals. The Recitals set forth above are herein incorporated into this Third Amendment.

2.          Amendments.

a.           Extension of Maturity Date and Installment Payments of Principal.          The second full paragraph of the Note beginning “FOR VALUE RECEIVED” is hereby amended and restated to read in its entirety as follows:

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“FOR VALUE RECEIVED, the Company promises to pay Crystal Falls Investments, LLC (the “Holder”) or its designee, the principal sum of One Hundred Fifty Thousand Dollars and No Cents ($150,000.00) (the “Principal Amount”) or such lesser principal amount following either the conversion or conversions of this Note in accordance with Paragraph 2 or pursuant to any Installment Payments made on or before the Maturity Date (as defined below) (the “Outstanding Principal Amount”) on May 31, 2016 (the “Maturity Date”). In addition, the Company agrees to make installment payments on the Principal Amount to Holder as follows: $25,000 on April 5, 2016; $35,000 on April 29, 2016; $40,000 on May 16, 2016 and $50,000 on May 31, 2016 (each such payment, an “Installment Payment”); provided, however that failure to make any Installment Payment on the above specified dates will constitute an Event of Default. In addition, interest shall accrue on the Outstanding Principal amount at the rate of five percent (5%) per annum (the “Rate”) from the date of issuance and all interest shall be paid on the Maturity Date.”

b.           Deletion of Default upon Indebtedness Provision. The Parties hereby agree that Subsection 1.8 under Section 8 (default) of the Note beginning “The Borrower will not incur any indebtedness” shall be deleted in its entirety and replaced to read as follows: “1.8. RESERVED.”

3.          Waiver. The Holder hereby waives all existing defaults under the Note as of the date of this Fourth Amendment.

4.          Modification. This Fourth Amendment shall be deemed a modification of the Note.

5.          Counterparts. This Fourth Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the Parties hereto, intending to be legally bound, have each executed this Fourth Amendment on the dates set forth above.

COMPANY:	EASTSIDE DISTILLING, INC.
f/k/a Eurocan Holdings Ltd.

	By:	/s/ Steven Earles
Name: Steven Earles
Title: Chief Executive Officer

HOLDER:	CRYSTAL FALLS INVESTMENTS, LLC

	By:	/s/ Ashvin Mascarenhas
Name: Ashvin Mascarenhas
Title: Managing Member

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